EXHIBIT 10.2

AMENDMENT, WAIVER AND EXCHANGE AGREEMENT

This Amendment, Waiver and Exchange Agreement (the “Agreement”), dated as of October 31, 2013, is by and between StreamTrack, Inc., a Wyoming corporation with offices located at 347 Chapala Street, Santa Barbara CA 93101 (the “Company”), and the holder identified on the signature page hereto (“Holder”).

R E C I T A L S

A.           Prior to the date hereof, the Company owes to the Holder certain unpaid compensation in an amount equal to or in excess of $100,000;

B.           The Company and the Holder desire to enter into this Agreement, pursuant to which, among other things the Company and the Holder shall exchange (x) the right to receive $100,000 worth of unpaid compensation owed by the Company to the Holder (the “Unpaid Compensation”) for (y) 100,000 shares of the Company’s Series B Preferred Stock (the “Preferred Shares”);

C.           Concurrently with the transactions contemplated hereby, Investors (other than the Holder) (the “Other Holders”), which, together with the Holder, will own at least 51% of the aggregate amount of voting shares of the Company, are executing agreements identical to this Agreement (the “Other Agreements”, and together with this Agreement, the “Agreements”).

D.           The Unpaid Compensation will be exchanged for the Preferred Shares in an exchange made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act.

A G R E E M E N T

1.             Waivers; Exchange. On the Closing Date (as defined below), the Holder shall, and the Company shall, pursuant to Section 3(a)(9) of the Securities Act, exchange (a) the Preferred Shares for the Unpaid Compensation (collectively, the “Exchange”). On or prior to the Closing (as defined below), the following transactions shall occur:

1.1   Delivery. On the Closing Date, (a) the Company shall deliver the Preferred Shares to the Holder and (b) the Unpaid Compensation shall no longer be due and owed by the Company to the Holder and such debt shall be extinguished. The Preferred Shares shall be issued in accordance with the instructions set forth on the signature page of the Holder.

1.2   Other Documents. The Company and the Holder shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Amendment and the Exchange.

1.3   No Additional Consideration. The parties acknowledge and agree that the Preferred Shares shall be issued to the Holder in exchange for the Unpaid Compensation without the payment of any additional consideration.

1.4   Closing. Upon confirmation that the Holder and the Other Holders shall have executed the Agreements and satisfaction of the conditions of this Section 1, the closing of the Exchange (the “Closing”) shall occur on October 31, 2013 or such other date as is mutually acceptable to the Holder and the Company (the “Closing Date”).

1.5   Unpaid Compensation Waiver.

(a)   Effective as of the Closing, the Holder hereby irrevocably waives any right to the Unpaid Compensation and releases and forever discharges the Company, from any and all manner of actions, suits, debts, sums of money, contracts, agreements, claims and demands at law or in equity, that Lender had, or may have arising from the Unpaid Compensation.

2.             REPRESENTATIONS AND WARRANTIES OF THE HOLDER.

2.1   The Holder is acquiring the Preferred Shares for Lender’s own account as principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in such Preferred Shares.

2.2   The Lender acknowledges its understanding that the issuance of the Preferred Shares is intended to be exempt from registration under the Act by virtue of Section 3(a)(9) of the Securities Act.

2.3   The Holder has not transferred or assigned an interest in the Unpaid Compensation to any third party.

2.4   The foregoing representations, warranties and agreements shall survive the delivery of the Preferred Shares under this Agreement.

3.             REPRESENTATION AND WARRANTIES OF THE COMPANY.

3.1   The Company has been duly organized, validly exists and is in good standing under the laws of the State of Wyoming. The Company has full corporate power and authority to enter into this Agreement and this Agreement has been duly and validly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by laws effecting creditors’ rights, generally.

3.2   The execution and delivery by the Company of, and the performance by the Company of its obligations under this Agreement in accordance with the terms of this Agreement will not contravene any provision of applicable law or the charter documents of the Company or any agreement or other instrument binding upon the Company, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement in accordance with the terms of this Agreement.

3.3   The foregoing representations, warranties and agreements shall survive the delivery of the Preferred Shares under this Agreement.

4.             MISCELLANEOUS.

4.1   Modification.  Neither this Agreement nor any provisions hereof shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

4.2   Notices. Any notice, demand or other communication which any party hereto may be required, or may elect, to give to anyone interested hereunder shall be sufficiently given if (a) deposited, postage prepaid, in a United States mail letter box, registered or certified mail, return receipt requested, addressed to such address as may be given herein, or (b) delivered personally at such address.

4.3   Counterparts.  This Agreement may be executed through the use of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

4.4   Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns. If the undersigned is more than one person, the obligation of the Investor shall be joint and several, and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators and successors.

4.5   Entire Agreement; Third Party Beneficiary. This instrument contains the entire agreement of the parties, and there are no representations, covenants or other agreements except as stated or referred to herein.

4.6   Applicable Law. This Agreement shall be governed and construed under the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

StreamTrack, Inc.

By:	/s/ Michael Hill
Name:	Michael Hill
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HOLDER:

AARON GRAVITZ

By:	/s/ Aaron Gravitz